Exhibit 99.1

Company Contact:
James S. Scully Chief Administrative Officer and Chief Financial Officer (212) 209-8040
Investor Contact: Allison Malkin/Chad Jacobs/Joe Teklits Integrated Corporate Relations (203) 682-8200

J. CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2008 RESULTS

Fourth Quarter Loss Per Share of ($0.22)

Fiscal 2008 Diluted Earnings Per Share of $0.85

New York, NY – March 10, 2009 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months (fourth quarter) and fiscal year ended January 31, 2009 (fiscal 2008).

Fourth Quarter highlights:

•

Revenues decreased 3% to $388.0 million. Store sales (Retail and Factory) decreased 3% to $252.0 million, with comparable store sales decreasing 13%. Comparable store sales increased 4% in the fourth quarter of fiscal 2007. Direct sales (Internet and Phone) decreased 2% to $123.0 million. Direct sales increased 11% in the fourth quarter of fiscal 2007.

•

Gross margin decreased to 27.6% of revenues from 41.3% of revenues in the fourth quarter of fiscal 2007. The decrease in gross margin is primarily due to increased markdowns and promotional selling activities.

•

Operating income (loss) decreased to ($20.4 million), or (5.3%) of revenues, compared with $43.3 million, or 10.8% of revenues, in the fourth quarter of fiscal 2007. Operating loss in the fourth quarter of fiscal 2008 includes non-cash asset impairment charges of approximately $2.1 million related to under performing stores.

•

Net income (loss) in the fourth quarter of fiscal 2008 was ($13.5 million), or ($0.22) per share, and includes the impact of non-cash asset impairment charges of approximately $0.02 per share related to under performing stores. Net income was $25.0 million, or $0.39 per diluted share, in the fourth quarter of fiscal 2007.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are disappointed with our fourth quarter operating results. Our mission, day after day, is to adjust to this new, not fun, retail reality, while not compromising our long term strategy and integrity. We believe the actions we are taking, our focus on quality products and customer service, along with our strong balance sheet, will position us well for when the environment eventually improves.”

Fiscal 2008 highlights:

•

Revenues increased 7% to $1,428.0 million. Store sales (Retail and Factory) increased 7% to $974.3 million, with comparable store sales decreasing 4%. Comparable store sales increased 6% in fiscal 2007. Direct sales (Internet and Phone) increased 8% to $408.9 million. Direct sales increased 22% in fiscal 2007.

•

Gross margin decreased to 38.9% of revenues from 44.1% of revenues in fiscal 2007. The decrease in gross margin is primarily due to increased markdowns and promotional selling activities in the fourth quarter.

•

Operating income decreased 44% to $96.7 million, or 6.8% of revenues, compared to $172.5 million, or 12.9% of revenues, in fiscal 2007. Operating income in fiscal 2008 includes non-cash asset impairment charges of approximately $2.7 million related to under performing stores.

•

Net income for fiscal 2008 was $54.1 million, or $0.85 per diluted share, and includes the impact of non-cash asset impairment charges of approximately $0.03 per share related to under performing stores. Net income was $97.1 million, or $1.52 per diluted share in fiscal 2007.

Balance Sheet highlights as of January 31, 2009:

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Cash and cash equivalents were $146.4 million at the end of the fourth quarter and include the impact of voluntary principal payments of debt of $25.0 million made during fiscal 2008. Cash and cash equivalents were $131.5 million at the end of fiscal 2007.

•

Inventories at the end of the fourth quarter were $187.0 million, reflecting the impact of 40 net stores opened since the end of fiscal 2007. Inventory per square foot increased 7% at the end of fiscal 2008 compared to the end of fiscal 2007.

Guidance

As the economy has continued to weaken and become more unpredictable, it has become more difficult to accurately predict results. Given the uncertainty surrounding the economic environment, the Company will suspend providing annual guidance. The Company will continue to provide guidance on a quarter to quarter basis. The Company currently expects first quarter fiscal 2009 diluted earnings per share in the range of $0.07 to $0.12. Our guidance for the first quarter excludes severance and other one time items.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 10, 2009, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until March 17, 2009 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 314947.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 7, 2009, the Company operates 229 retail stores (including 6 Crewcuts and 12 Madewell stores), the J. Crew catalog business, jcrew.com, and 76 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except percentages and per share amounts)	Three Months Ended January 31, 2009	Three Months Ended February 2, 2008	Fiscal Year Ended January 31, 2009	Fiscal Year Ended February 2, 2008
Net sales
Stores	$252,026	$260,627	$974,284	$914,810
Direct	122,957	126,020	408,916	377,444

	374,983	386,647	1,383,200	1,292,254
Other	13,054	13,288	44,770	42,469

Total Revenues	388,037	399,935	1,427,970	1,334,723

Costs of goods sold, buying and occupancy costs	281,101	234,956	872,547	746,180

Gross Profit	106,936	164,979	555,423	588,543
As a percent of revenues	27.6%	41.3%	38.9%	44.1%

Selling, general and administrative expenses	127,378	121,678	458,738	416,064
As a percent of revenues	32.8%	30.4%	32.1%	31.2%

Operating income (loss)	(20,442)	43,301	96,685	172,479
As a percent of revenues	(5.3)%	10.8%	6.8%	12.9%

Interest expense, net	1,570	1,847	5,940	11,224

Income (loss) before income taxes	(22,012)	41,454	90,745	161,255

Provision (benefit) for income taxes	(8,463)	16,497	36,628	64,180

Net income (loss)	$(13,549)	$24,957	$54,117	$97,075

Income (loss) per share:
Basic	$(0.22)	$0.41	$0.88	$1.61
Diluted	$(0.22)	$0.39	$0.85	$1.52

Weighted average shares outstanding:
Basic	61,991	60,752	61,687	60,346
Diluted	61,991	64,003	64,027	63,748

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	January 31, 2009	February 2, 2008
Assets
Current assets:
Cash and cash equivalents	$146,430	$131,510
Inventories	187,044	158,525
Prepaid expenses and other currents assets	34,926	33,293
Prepaid and refundable income taxes	23,116	9,794

Total current assets	391,516	333,122

Property and equipment, net	201,675	168,292

Deferred income taxes, net	8,862	20,188

Other assets	11,756	13,994

Total assets	$613,809	$535,596

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$119,719	$101,277
Other current liabilities	83,889	91,414
Deferred income taxes, net	4,049	2,382

Total current liabilities	207,657	195,073

Long-term debt	100,000	125,000

Deferred credits	73,815	67,600

Other liabilities	7,388	7,601

Stockholders’ equity	224,949	140,322

Total liabilities and stockholders’ equity	$613,809	$535,596

Exhibit (3)

Actual and Projected Store Count and Square Footage

Actual Fiscal 2008
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	260	7	0	267
2nd Quarter	267	9	0	276
3rd Quarter	276	15	1	290
4th Quarter	290	11	1	300

Actual Fiscal 2008
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	1,688,016	38,685	(2,261)	1,724,440
2nd Quarter	1,724,440	41,949	(7,899)	1,758,490
3rd Quarter	1,758,490	67,657	(10,304)	1,815,843
4th Quarter	1,815,843	54,471	(6,181)	1,864,133

Projected Fiscal 2009
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	300	11	2	309
2nd Quarter	309	8	0	317
3rd Quarter	317	4	0	321
4th Quarter	321	2	0	323

Projected Fiscal 2009
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	1,864,133	49,783	(8,358)	1,905,558
2nd Quarter	1,905,558	32,392	0	1,937,950
3rd Quarter	1,937,950	18,107	0	1,956,057
4th Quarter	1,956,057	9,512	0	1,965,569